Exhibit 10(a)

May 16, 2022

Mr. Sean J. Kerins
Centennial, Colorado

Dear Sean,

Arrow Electronics, Inc.’s Board of Directors approved an enhancement to your retirement benefits (the “SERP Benefits”) under the Arrow Electronics, Inc. Supplemental Executive Retirement Plan, as amended and restated effective January 1, 2009 (the “SERP Plan”).

In recognition of your new role and continued service, your SERP participation letter dated
July 30, 2014, is hereby amended to reflect that the definition of your normal retirement age for purposes of the SERP will be the later of (1) age 60 and (2) your actual termination date in accordance with the terms of the SERP Plan.

Except as provided above, all other terms and conditions of your participation and the SERP Plan remain the same.

Best Regards,

/s/ Gretchen Zech

Gretchen Zech
Senior Vice President, Chief Governance, Sustainability, and Human Resources Officer